Exhibit 99.1

For Immediate Release
Contact:	Jerry Daly, Carol McCune	Peter Willis
	Daly Gray Public Relations	Chief Investment Officer
	(Media)	(Acquisitions)
	jerry@dalygray.com	pwillis@cl-trust.com
	(703) 435-6293	(561) 227-1387
Chatham Lodging Trust Completes Acquisition of
Residence Inn New Rochelle in Westchester County, N.Y.
     PALM BEACH, Fla., October 5, 2010—Chatham Lodging Trust (NYSE: CLDT), a hotel real estate investment trust (REIT) focused on upscale extended-stay hotels and premium-branded select-service hotels, today announced that it has completed the acquisition of the Residence Inn by Marriott® — New Rochelle, N.Y. in an all-cash transaction for $21 million, or approximately $169,000 per key. It is the twelfth property acquired by the hotel since its April 2010 IPO. The company has one additional hotel under contract.
     “With this acquisition, we have invested essentially all of the net proceeds from our IPO which is well ahead of our announced strategy when we took the company public,” said Jeffrey H. Fisher, Chatham’s chief executive officer. “We expect to close on an $85 million revolving credit facility shortly, which will give us the flexibility to continue our acquisition program, and we just declared our first dividend so we are pleased with the company’s progress to date.”
     Located at 35 LeCount Place in New Rochelle, NY, the 10-story upscale extended-stay Residence Inn by Marriott® hotel features 124 suites, complimentary high speed Internet access and fully equipped kitchens. The hotel offers an on-site fitness center, swimming pool and structured parking. The hotel will be managed by Island Hospitality Management, a hotel management company 90 percent-owned by Fisher.
About Chatham Lodging Trust
     Chatham Lodging Trust is a self-advised real estate investment trust that was organized to invest in upscale extended-stay hotels and premium-branded select-service hotels. The company currently owns 12 hotels with an aggregate of 1,505 rooms/suites, and has one additional hotel under contract to purchase. Additional information about Chatham may be found at www.chathamlodgingtrust.com.
     This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 about Chatham Lodging Trust, including those statements regarding acquisitions, capital expenditures, future operating results and the timing and composition of revenues, among others, and statements containing words such as “expects,” “believes” or “will,” which indicate that those statements are forward-looking. Except for historical information, the matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results or performance to differ materially from those discussed in such statements. Additional risks are discussed in the company’s filings with the Securities and Exchange Commission.